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                                                               Exhibit 15



To   U.S. HOME CORPORATION:



We are aware that U.S. Home Corporation has incorporated by reference in its Registration Statements Nos. 33-64712 and 33-52993 its Form 10-Q for the quarter ended June 30, 1994, which includes our report dated July 22, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                                /s/ Arthur Andersen & Co.
                                                ARTHUR ANDERSEN & CO.



Houston, Texas
August 8, 1994
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